EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 (No. 333-218308) of our report dated March 21, 2017, relating to the consolidated financial statements of Imprimis Pharmaceuticals, Inc. and subsidiaries as of December 31, 2016 and 2015 and for each of the two years in the period ended December 31, 2016, appearing in the Annual Report on Form 10-K of Imprimis Pharmaceuticals, Inc. and subsidiaries for the year ended December 31, 2016.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California
June 7, 2017